Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus of Harken Energy Corporation for the registration of 13,306,607 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2003, with respect to the consolidated financial statements of Harken Energy Corporation at December 31, 2002 and for each of the two years in the period ended December 31, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 20, 2004